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                                  Exhibit 10.1

                                 SIXTH AMENDMENT
                               TO CREDIT AGREEMENT

         This Sixth Amendment to Credit Agreement (this "Amendment") is entered into this 23rd day of October, 2002, by and between FIFTH THIRD BANK, an Ohio banking corporation (the "Bank"), and INTERLOTT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower").

         WHEREAS, Bank and Borrower entered into that certain Credit Agreement dated as of January 25, 2001, as amended by the First Amendment to Credit Agreement dated January 25, 2001, the Second Amendment to Credit Agreement dated April 12, 2001, the Third Amendment to Credit Agreement dated May 31, 2001, the Fourth Amendment to Credit Agreement dated October 3, 2001, and the Fifth Amendment to Credit Agreement dated March 21, 2002 (as amended, the "Agreement"); and

         WHEREAS, Bank and Borrower desire to amend the Agreement, pursuant to the terms and conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1.       Amendments.
                  -----------

         (a) Section 2.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

                  (a) Subject to the terms and conditions hereof, Bank hereby extends to Borrower a line of credit facility (the "Facility") under which Bank will make loans (the "Revolving Loans") to Borrower at Borrower's request from time to time during the term of this Agreement in amounts not exceeding the lesser of
                  (A) Thirty Million Dollars ($30,000,000.00) less Letter of Credit Liabilities or (B) the sum of (i) 85% of the net amount of Borrower's Eligible Accounts plus (ii) the lesser of (a) 50% of the net amount of Borrower's Eligible Inventory or (b) Four Million Five Hundred Thousand Dollars ($4,500,000.00) plus (iii) 70% of the net amount of Borrower's Eligible Lease Payments (subject to Section 4.12 hereof) less (iv) Letter of Credit Liabilities. Notwithstanding the foregoing, Bank may create and maintain reserves taken as reductions of Revolving Loan availability (the "Reserves") from time to time based on such credit and collateral considerations as Bank may commercially reasonably deem appropriate, including but not limited to a reserve taken in connection with the potential liability of Bank arising out of any interest rate swap agreements with Borrower (the "Swap Reserve"). Subject to the foregoing, Borrower may borrow, prepay, and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed Thirty Million Dollars ($30,000,000.00) less the Letter of Credit Liabilities, and less the Swap Reserve, if any. If the amount of Revolving Loans outstanding at any time under the Facility


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                  exceeds the limits set forth above, Borrower will immediately pay the amount of such excess to Bank in cash, provided however if the excess results from the Bank taking Reserves which had not been previously taken or from Bank deeming previously Eligible Accounts, Eligible Inventory or Eligible Lease Payments to be no longer eligible, then Borrower will, within two (2) days of written notice from Bank, pay the amount of the excess to Bank in cash. In the event Borrower fails to pay such excess, Bank may, in its discretion, setoff such amount against Borrower's accounts at Bank.

         (b) Section 5.7 of the Agreement is hereby amended and restated in its entirety as follows:

                           5.7 SHARE INTEREST; DISTRIBUTIONS. Except as
                  otherwise permitted below, Borrower will not (a) declare or pay any distributions excepting dividends to equity shareholders (provided however dividends to equity shareholders may not be made at such time as there is an Event of Default and an Event of Default is Continuing or where such dividend shall cause an Event of Default), (b) make any payments of any kind to its shareholders (including, without limitation, debt repayments, payments for goods or services or otherwise, but excluding ordinary salary payments to shareholders employed by Borrower and dividends to shareholders), or (c) redeem any shares of its equity interests in any fiscal year except for the redemption on or about April 1, 2001 or at any time thereafter of all the issued and outstanding preferred stock of Borrower for a redemption price of $1,350,000.00 (the "Preferred Share Redemption"). Notwithstanding anything to the contrary in this Agreement or in any of the other Loan Documents, Borrower shall be permitted to redeem or otherwise purchase or acquire any of its shares of equity interests, and to make payments therefor, as long as: (i) such payments do not exceed $2,000,000.00 in the aggregate; (ii) no Event of Default is Continuing; (iii) no Event of Default would result from the payment by Borrower for such shares; and (iv) Borrower's available credit under the Facility (measured as of the last day of each of the three months preceding the date on which the proposed payment is to be made and measured immediately before such payment as of the date on which the proposed payment is to be made) equals or exceeds $2,000,000.00 plus the amount of such payment (subject to any adjustment in such sum now or hereafter agreed to by Bank and Borrower).

         (c) Section 5.13 of the Agreement is hereby amended and restated in its entirety as follows:


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                           5.13 MINIMUM TANGIBLE NET WORTH. Borrower will not
                  permit its Tangible Net Worth to be less than the amounts set forth below on the dates set forth below:

                  Date                                  Minimum Amount

                  9/30/02                                $16,300,000
                  12/31/02                               $16,657,000
                  3/31/03                                $17,162,000
                  6/30/03                                $17,404,000
                  9/30/03                                $17,436,000
                  12/31/03                               $17,436,000
                  3/31/04                                $17,436,000

         (d) The definition of "Funded Debt" at EXHIBIT 1 to the Agreement is hereby amended and restated in its entirety as follows:

                  "Funded Debt" means the sum of Borrower's Obligations to Bank or any other lender or financial institution for borrowed money, including capitalized leases, and Subordinated Debt, and the total amount of outstanding debt of Borrower incurred in acquiring the assets of On-Point, as reflected on Borrower's balance sheet.

         (e) The definition of "Indebtedness" at EXHIBIT 1 to the Agreement is hereby amended and restated in its entirety as follows:

                  "Indebtedness" means (a) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as at the date as of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and
                  (c) all indebtedness of others which Borrower or any Subsidiary has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

         2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. To induce Bank to enter into this Amendment, Borrower represents and warrants as follows:


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         (a)      The representations and warranties of Borrower contained in
                  Section 3 of the Agreement are deemed to have been made again on and as of the date of execution of this Agreement, and are true and correct as of the date of execution hereof; provided, however, that the representations and warranties set forth in
                  Section 3.3 of the Agreement are hereby amended to incorporate references to litigation involving the Borrower of which the Borrower has advised Bank since the date of the Agreement.

         (b) The person executing this Amendment is a duly elected and acting officer of Borrower and is duly authorized by the Board of Directors of Borrower to execute and deliver this Amendment on behalf of Borrower.

         3.       GENERAL.

         (a) Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrower acknowledges that Bank has made no oral representations to Borrower with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into the Agreement as amended by this Amendment. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

         (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

         (c) This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

         (d) This Amendment will be binding upon and inure to the benefits of Borrower and Bank and their respective successors and assigns.

         (e) All representations, warranties and covenants made by Borrower herein will survive the execution and delivery of this Amendment.

         (f) This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

         (g) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.


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IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment by their duly authorized officers as of the date first above written.

                                            INTERLOTT TECHNOLOGIES, INC.


                                            By:
                                               -----------------------------

                                            Its:
                                                ------------------------------

                                            FIFTH THIRD BANK


                                            By:
                                               -----------------------------

                                            Its:
                                                ------------------------------

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